Exhibit 23(b)

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Arthur Andersen LLP audited the financial statements for and as of the year ended December 31, 2001 included in the annual report on Form 10-K for the year ended December 31, 2003. These financial statements are incorporated by reference into Illinois Tool Works Inc.’s previously filed registration statements on Form S-8 (File No.’s 333-22035, 333-37068, 333-75767 and 333-69542), Form S-4 (File No.’s 333-02671, 333-25471 and 333-88801) and Form S-3 (File No.’s 33-5780 and 333-70691) and Premark International, Inc.’s previously filed registration statements on Form S-3 (File No.’s 33-35137 and 333-62105). After reasonable efforts, Illinois Tool Works Inc. has not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference of its audit report dated January 28, 2002 into the Company’s registration statements. As a result, Arthur Andersen LLP may not have any liability under Section 11(a) of the Securities Act as to any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omission of a material fact required to be stated therein. Accordingly, investors may be unable to assert a claim against Arthur Andersen LLP under Section 11 (a) of the Securities Act with respect to such financial statements.